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                                                                    EXHIBIT 12.1

COLONIAL PROPERTIES TRUST

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED SHARE DISTRIBUTIONS

                                                                         FOR THE THREE-MONTH PERIOD
                                                                               ENDED MARCH 31,
(all dollar amounts in thousands)                                            2005          2004
                                                                         -----------    -----------
EARNINGS:
Pre-tax income before adjustment for minority interest in
   consolidated subsidiaries or income, loss from equity investees,
   extraordinary gain or loss, or gains on sale of properties            $    1,456     $    7,273
Amortization of interest capitalized                                            600            500
Interest capitalized                                                         (1,652)        (1,533)
Distributed income of equity investees                                        3,335            687
Fixed charges                                                                29,572         21,204
                                                                         ----------     ----------
       Total earnings                                                    $   33,311     $   28,131
                                                                         ----------     ----------

FIXED CHARGES:
Interest expense                                                         $   24,877     $   16,473
Capitalized interest                                                          1,652          1,533
Debt costs amortization                                                       1,230          1,143
Distributions to Series B preferred unitholders                               1,813          2,055
                                                                         ----------     ----------
       Total Fixed Charges                                               $   29,572     $   21,204
                                                                         ----------     ----------

Distributions to Series A, Series C and Series D preferred shareholders  $    3,695     $    3,695

Combined Fixed Charges and Preferred Share Distributions                 $   33,267     $   24,899

RATIO OF EARNINGS TO FIXED CHARGES                                              1.1            1.3
                                                                         ==========     ==========
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
       SHARE DISTRIBUTIONS                                                      1.0            1.1
                                                                         ==========     ==========

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